848 attachment
11/30/02 semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	(000s omitted)

Class A		3,493
Class B		727

72DD2	(000s omitted)

Class M		57

73A1

Class A		0.1817
Class B		0.1521

73A2

Class M		0.1682

74U1	(000s omitted)

Class A		19,395
Class B		4,792

74U2  (000s omitted)

Class M		342

74V1

Class A		8.96
Class B		8.95

74V2

Class M		8.96